                                                                      EXHIBIT 12

                 CB Commercial Holdings, Inc. and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges (1)

                                              Nine Months Ended
                                                 September 30,                         Years Ended December 31,
                                              ------------------     ----------------------------------------------------------
                                                1996       1995        1995        1994         1993         1992        1991
                                              -------    -------     --------    --------     --------     --------    --------
EARNINGS

Pre-tax income from continued operations      $ 9,605    $ (1,407)   $ 8,250      $ 9,325      $(37,037)    $(44,549)   $(84,246)
Fixed Charges                                  22,725      21,450     29,172       23,283        20,570       22,370      31,887
                                              -------    --------    -------      -------      --------     --------    --------
       Total Earnings                         $32,330    $ 20,043    $37,422      $32,608      $(16,467)    $(22,179)   $(52,359)
                                              =======    ========    =======      =======      ========     ========    ========

FIXED CHARGES

Portion of rent expense representative
 of the interest factor                       $ 4,842    $  4,456    $ 5,905      $ 5,921      $ 6,330      $ 6,854     $ 7,082
Interest expense                               17,883      16,994     23,267       17,362       14,240       15,516      24,805
                                              -------    --------    -------      -------      -------      -------     -------
       Total Fixed charges                    $22,725    $ 21,450    $29,172      $23,283      $20,570      $22,370     $31,887
                                              =======    ========    =======      =======      =======      =======     =======
     Ratio of Earnings to Fixed Charges          1.42           -(2)    1.28         1.40            -(2)         -(2)        -(2)
                                              =======    ========    =======      =======      =======      =======     =======

(1) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.

(2) The Company's earnings were not sufficient to cover its fixed charge requirements by $1.4 million for the nine months ended September 30, 1995, and $37.0 million, $44.5 million and $84.2 million for the years ended December 31, 1993, 1992 and 1991, respectively.